Exhibit 99.1

PLEXUS CORP.

NON-GAAP SUPPLEMENTAL INFORMATION

(in thousands, except per share data)

(unaudited)

ROIC Calculation	Six Months Ended March 31, 2012		Three Months Ended December 31, 2011		Six Months Ended April 2, 2011
Operating income		$49,530		$23,762		$54,259
	x	2	x	4	x	2

Annualized operating income		99,060		95,048		108,518
Tax rate	x	10%	x	9%	x	3%

Tax impact	-	9,906	-	8,554	-	3,256

Operating income (tax effected)		$89,154		$86,494		$105,262

Average invested capital		$619,311		$610,666		$625,945
ROIC		14.4%		14.2%		16.8%

	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$615,296	$581,811	$558,882
Plus:
Debt— current	17,518	17,446	17,350
Debt—non-current	261,542	265,941	270,292
Less:
Cash and cash equivalents	(257,754)	(248,284)	(242,107)

	$636,602	$616,914	$604,417

Fiscal 2012 second quarter average invested capital (March 31, 2012, December 31, 2011, October 1, 2011) was $619,311.

Fiscal 2012 first quarter average invested capital (December 31, 2011, October 1, 2011) was $610,666.

	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$630,403	$680,474	$651,855
Plus:
Debt— current	17,119	17,052	17,409
Debt—non-current	103,961	108,220	112,466
Less:
Cash and cash equivalents	(123,381)	(149,498)	(188,244)

	$628,102	$656,248	$593,486

Fiscal 2011 second quarter average invested capital (April 2, 2011, January 1, 2011, October 2, 2010) was $625,945.